Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Robert A. Virtue, President Douglas A. Virtue, Executive Vice President Robert E. Dose, Vice President Finance Virco Mfg. Corporation (310) 533-0474
Virco Announces Fourth Quarter Results
Torrance, California — April 15, 2011 — Virco Mfg. Corporation (NASDAQ: VIRC) today announced fourth quarter and year-to-date results in the following letter to stockholders from Robert A. Virtue, President and CEO:
As with the past several big recessions in American History (1982-83, 1991-92, 2001-2002), the effects of the Great Recession (2008-2009) continued to have a lagging impact on tax collections and purchasing behaviors of public institutions long after the recession had officially ended. In 2010 this was certainly the case for our primary market of K-12 furniture, fixtures and equipment, which by our estimate suffered a contraction of roughly 20%.
Against that backdrop, and as with prior recessions, we fared somewhat better within our own market, gaining share and expanding our list of satisfied customers. Also as with prior recessions, these share gains came at the cost of profitability and were insufficient to offset the overall downward pressure on revenue. For the year ended January 31, 2011, revenues dropped 5% from $190,513,000 to $180,995,000. For the 4th quarter comprising November through January, revenues declined 11.3% from $25,921,000 to $22,993,000. Our net loss for the full year was $17,594,000, which consisted of a pre-tax loss of $8,587,000 plus a valuation allowance on deferred tax assets. Operating results for the quarter were a pre-tax loss of $6,948,000 compared to a pre-tax loss in last year’s fourth quarter of $7,202,000. This slight quarterly improvement reflects the implementation of cost controls which are ongoing and may yield further improvements as our annual cycle progresses through its summer peak with seasonal volumes that we believe will be 4-5 times higher than these winter lows.
Here are the numbers for the 4th quarter and the full fiscal year 2010:

	Three Months Ended		Twelve Months Ended
		As Adjusted (b)		As Adjusted (b)
	1/31/2011	1/31/2010	1/31/2011	1/31/2010
	(In thousands, except share data)		(In thousands, except share data)

Net sales	$22,993	$25,921	$180,995	$190,513
Cost of sales	18,055	19,952	129,621	129,423

Gross profit	4,938	5,969	51,374	61,090
Selling, general administrative & other expense	11,886	13,171	59,961	62,541

Loss before income taxes	(6,948)	(7,202)	(8,587)	(1,451)
Income tax expense (benefits)	9,756	(2,513)	9,007	(726)

Net loss	$(16,704)	$(4,689)	$(17,594)	$(725)

Cash dividend declared	$0.00	$0.00	$0.10	$0.10
Net loss per share - basic (a)	$(1.18)	$(0.33)	$(1.25)	$(0.05)
Weighted average shares outstanding - basic (a)	14,152	14,124	14,130	14,155

(a)	Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

(b)	The results of operations and ending balance sheet for 01/31/2010 have been modified to reflect a change in accounting principle.

		As Adjusted (b)
	1/31/2011	1/31/2010
Current assets	$49,515	$61,312
Non-current assets	51,073	61,120
Current liabilities	20,017	22,926
Non-current liabilities	30,169	30,236
Stockholders’ equity	50,402	69,270

We are often asked our opinion about the future of the domestic educational furniture market. Simply stated, demand for our furniture depends on the health of the entire public sector, including federal, state, and especially municipal agencies. Each of these depends on different funding streams, all of which appear to be recovering at different rates. We hesitate to generalize about macro- and micro-economic trends, but until tax receipts at local and state levels return to something like their pre-recession norms, we expect our market to reflect the highly uneven nature of the current recovery.
As corroboration, last year we saw a resurgence of support for public education in parts of the country that didn’t participate in the real estate bubble and subsequent crash. Statisticians might have called this a ‘regression to the mean,’ with bigger urban and suburban districts suffering disproportionately compared to districts in smaller communities with agricultural and/or resource-based economies.
Broadly speaking, this regression to the mean seems to be part of an ongoing fragmentation of the American public school system, which has long been dominated by major urban or suburban districts with their large populations and tax bases. As those populations and tax bases shift in search of employment and more affordable, livable communities, and as parents seek out educational alternatives such as charters and private schools, we expect the pattern of fragmentation to continue. This may introduce a granularity to our market that hasn’t existed since the suburban demographic shift of the baby boom following WWII. Whether or not these regional trends persist over the long term, we believe fragmentation and funding uncertainties will continue to influence our market for at least the next few years.
On the positive side, we believe our domestic factories with their shorter supply chains, in combination with a multi-channel distribution strategy, position us to respond quickly and effectively to this rapidly evolving market.
To further support the changing needs of educators, we are continuing our aggressive product development efforts. In addition, we’re actively expanding our full suite of project management services. These service offerings now match or exceed those of certain ‘pure distributors,’ with the added benefit of more dependable quality and delivery from our own factories. In our opinion this makes us the most reliable single-source supplier for America’s educators.
We’re also actively developing various international markets, with their compelling demographics and currently strong funding. Adult education remains a top focus as well, because we believe adult re-education will play an important role in the long term recovery from this recession. As we continue with our brand development efforts we will as always pay close attention to the balance sheet (despite last year’s headwinds, tight controls allowed us to generate positive operating cash flow of $5,452,000).
Most importantly, we continue to focus on our core constituency: American K-12 educators and students. We believe more fervently than ever that education is the best path to prosperity for a healthy civil society. Our close relationships with educators give us crucial insight into their needs, including the need to support rapidly evolving classroom technologies. We intend to use our design/engineering skills and agile factories to serve — with custom products and services if necessary — the educators and students whose teaching and learning will shape this country’s future.
This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; economic conditions; the educational furniture industry; international markets; state and municipal bond funding; adult re-education; the addition and development of multi-channel distribution partners; the fragmentation of American public school systems and our ability to respond to this change; sustainability initiatives; pricing; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local and municipal tax receipts; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; and the competitive landscape, including responses of our competitors to changes in our prices. See our Annual Report on Form 10-K for the year ended January 31, 2011, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.
End of filing